Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF THE RESTATED CERTIFICATE OF INCORPORATION OF

FIBROCELL SCIENCE, INC.

Fibrocell Science, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) for the purpose of amending its Restated Certificate of Incorporation of the Corporation, in accordance with the General Corporation Law of Delaware, does hereby make and execute this Certificate of Amendment to the Restated Certificate of Incorporation and does hereby certify that:

1. The provisions of the present Article IV of the Amended and Restated Certificate of Incorporation of the Corporation are amended by adding the following new sentence after the first sentence of Article IV, with no changes to be made to the first sentence or subsequent sentences and provisions of Article IV:

“Effective at 12:01 a.m. Eastern time on April 30, 2013 (the “Effective Time”), each share of issued and outstanding common stock, par value $0.001 per share (the “Old Common Stock”), shall be reclassified as 1/25th of a share of common stock (the “New Common Stock”), with a par value of $0.001 per share. Each outstanding stock certificate that represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by 1/25, and shares of Old Common Stock held in uncertificated form shall be treated in the same manner. Stockholders who would otherwise be entitled to receive fractional share interests of Common Stock shall instead have those fractional shares be rounded up to the nearest whole share.”

2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

3. The foregoing amendment shall be effective at 12:01 a.m., Eastern Time, on April 30, 2013.

IN WITNESS WHEREOF, I have signed this Certificate this 26th day of April, 2013.

/s/ David Pernock
David Pernock,
President and CEO